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Exhibit 5.1

[O'Melveny & Myers LLP Letterhead]

August 29, 2002

Versicor Inc.
34790 Ardentech Court
Fremont, California 94555

Re:	Registration Statement on Form S-4: Legality of Securities to be Issued in the Merger of Biosearch Italia S.p.A. with and into Versicor Inc.

Ladies and Gentlemen:

        We have examined the Registration Statement on Form S-4 filed by you with the United States Securities and Exchange Commission ("SEC") on or around August 29, 2002 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), related to 21,524,085 shares of your Common Stock, par value $0.001 per share (the "Shares"), and the rights ("Rights") to purchase one one-hundredth share of Series A Junior Participating Preferred Stock which shall be attached to each of the Shares pursuant to your Shareholder Rights Agreement, as amended. (We refer to the Shares and the Rights, collectively, as the "Securities"). We understand that the Securities are to be issued in connection with the merger described in the Registration Statement. We are familiar with the proceedings taken and proposed to be taken by you in connection with the authorization and proposed issuance and sale of the Shares pursuant to the Agreement and Plan of Merger, dated as of July 30, 2002, as amended by the First Amendment to Agreement and Plan of Merger, dated August 14, 2002, each by and between you and Biosearch Italia S.p.A. (as amended, the "Agreement and Plan of Merger"), which are included as an appendix to the Proxy Statement/Prospectus contained in the Registration Statement.

        We have examined all instruments, documents and records that we deemed relevant and necessary for the basis of our opinion hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as copies.

        Based on such examination, we are of the opinion that the Securities, when issued pursuant to the Agreement and Plan of Merger in the manner described in the Registration Statement and in accordance with the resolutions adopted by the Board of Directors of Versicor Inc., will be legally and validly issued, fully paid and nonassessable.

        The law covered by this opinion is limited to the present federal law of the United States and the present General Corporation Law of the State of Delaware (including the statutory provisions thereof, the provisions of the Delaware Constitution applicable thereto and the reported judicial decisions interpreting the foregoing). We express no opinion as to the laws of any other jurisdiction.

        We hereby consent to being named as counsel to Versicor Inc. in the Registration Statement, to the references therein to our firm under the caption "Legal Matters" and to the inclusion of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required by Section 7 of the Securities Act or the rules and regulations promulgated thereunder by the SEC.

                      Respectfully submitted,

                      /s/ O'MELVENY & MYERS LLP

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  Exhibit 5.1